EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of

Allied Motion Technologies Inc.:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-149279, 333-155889, 333-170563, 333-187369, and 333-217654) and in the Registration Statements on Form S-3 (Nos. 333-229029 and 333-119090) of Allied Motion Technologies Inc. of our report dated February 21, 2018, with respect to the financial statements of TCI, LLC as of and for the year ended December 31, 2017, which appears in this Current Report on Form 8-K/A.

/s/ Baker Tilly Virchow Krause, LLP

Milwaukee, Wisconsin

February 15, 2019